Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Senior Securities”, “Independent Registered Public Accounting Firm,” and “Change in Independent Registered Public Accounting Firm” in the Pre-Effective Amendment No. 4 to the Registration Statement (Form N-2 No. 333-160923) of NGP Capital Resources Company for the registration of common stock, preferred stock, subscription rights, debt securities, and warrants and to the use of our reports dated (a) March 11, 2013, with respect to the consolidated financial statements and financial highlights of NGP Capital Resources Company as of and for the year ended December 31, 2012; (b) March 11, 2013, with respect to the effectiveness of internal controls over financial reporting of NGP Capital Resources Company as of December 31, 2012; (c) March 11, 2013, with respect to Schedule 12-14 as of and for the year ended December 31, 2012; and (d) April 19, 2013, with respect to the senior securities table of NGP Capital Resources Company as of December 31, 2012, therein.

/s/ Ernst & Young LLP

Houston, Texas

April 19, 2013